Exhibit 10.61

Amendment 3

to the

Vehicle Terms and Conditions

between

All Aboard Florida – Operations LLC

and

Siemens Industry Inc.

Amendment 3 (“Amendment 3”) dated June 1, 2018 to the Vehicle Terms and Conditions Agreement (“VTC”) with an effective date of August 15, 2014, by and between All Aboard Florida – Operations LLC, a limited liability company duly formed and validly existing under the laws of the State of Delaware, with a principal business address of 161 NW 6th ST, Suite 900, Miami, Florida 33136 (“AAF” or “Owner”) and Siemens Industry, Inc., a corporation duly formed and validly existing under the laws of the State of Delaware with a principal business address of 7464 French Road, Sacramento, CA 95828 (“SII” or “Contractor”) Each of AAF and SII may be referred to herein as a “party” or collectively as the “parties.”

WITNESSETH:

Whereas, Owner and Contractor entered into the VTC pursuant to which Owner agreed to purchase from Contractor, and Contractor agreed to sell to Owner, a new fleet of trains, as amended by Amendment No. 1, dated July 17, 2015, and as amended by Amendment No. 2, dated May 15, 2017;

Whereas, Owner and Contractor have agreed to further amend the VTC with respect to construction timing and pricing of the Phase 2 Trains.

Now, therefore be it resolved, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the parties hereby agree as follows:

1.
Defined Terms. All defined terms expressed in the VTC shall, unless expressed to the contrary herein or the context otherwise requires, continue to have the same meanings where used in this Amendment 3.

2.              Amendments. Owner and Contractor hereby amend the VTC as follows:

a) Notwithstanding anything in the VTC to the contrary, and in particular Section 5.1.3 (b), subsection 2.1 of Exhibit 7 and Exhibit 11, the purchase price for the Phase 2 Trains shall be $257,608,375.75 with no further escalation so long as a Limited Notice to Proceed (“LNTP”) for the manufacture of those Trains is transmitted by Owner to Contractor on or before June 1, 2018 and a Notice to Proceed (“NTP”) for the manufacture of those Trains is transmitted by Owner to Contractor on or before August 31, 2018. For the avoidance of doubt the LNTP amount is included in the purchase price stated above. This purchase price includes $7,608,375.75 previously paid, all escalation, all Change Orders agreed upon as of the date of this Amendment 3 (Change Orders 1-5, and 7), Changer Order 8, as described below, an $11 million restart fee, $18.8 million for Acceleration Measures (as shown in Exhibit 18) for construction of additional plant facilities in Sacramento, CA and all other necessary Acceleration Measures to accommodate the Delivery Schedule set forth in Exhibit 19 attached hereto, and all additional costs associated with a change in coach seat suppliers. This purchase price does not include:

1)    Future Café Car design modification costs. Within 60 days of the execution of the LNTP or NTP for the Phase 2 Order, whichever is earlier, Owner will furnish a final design concept for the Café Car to Contractor. If Owner does not furnish this concept within the time period set forth herein or if the Parties fail to agree on a final design concept within 90 days after receipt of the design concept from Owner, Contractor shall be entitled to an extension of time as a Permitted Delay to the Phase 2 delivery schedule in Exhibit 19 with respect to the Café Cars. Final pricing shall be adjusted, either upwards or downwards, based on the Owner’s final Café Car design concept. ; and

2)    transportation costs for Delivery from Sacramento, CA, which will be added to the purchase price when actual costs are determined, subject to a cap of $6 million.

b) Owner will have a “grace period” of three months ending on November 30, 2018, to provide Contractor with an NTP. The Phase 2 purchase price shall be increased by a one-time extension fee to cover related Contractor’s costs not to exceed $5 million, payable within 15 days of issuance of the NTP. In this case the delivery schedule set forth in Exhibit 19 will shift out by not more than six months.

On or before issuance of the NTP, Owner shall have the option to eliminate the last (20) coaches in the Delivery Schedule from the Phase 2 Trains purchase. If Owner exercises that option, then the entire purchase price for those 20 Coaches shall be deducted from the Phase 2 purchase price, and the parties shall execute an amendment to the Agreement reflecting the reduction in Coaches and price.

In the event that an NTP is not issued by Owner prior to November 30, 2018, Contractor shall nonetheless, construct 3 Type 1(Smart) Coaches for Owner, to be delivered on or before August 31, 2023.

Owner is granted an option to order 2 additional Type 1 (Smart) Coaches for an additional $8.5 million with a 50% down payment on December 31, 2018, 25% at completion of the carshells and the remaining 25% to be paid upon shipment of the 5th coach from the Contractors’ facility. Shipment of the 5th coach would be no later than September 30, 2023.

If Owner decides to exercise a re-start of Phase 2 NTP, the Parties shall mutually agree on a revised delivery schedule and pricing schedule. The Phase 2 re-start Order must be received by the Contractor no later than until August 14, 2021.

c) The Trains will be Delivered in accordance with the Delivery Schedule set forth in Exhibit 19. The Conditional Acceptance date for the first Train shall be ninety (90) days following Delivery of the last Vehicle of the Train, and sixty (60) days following the Delivery of the last Vehicle of each subsequent Train provided that sufficient portions of the Owner’s Maintenance Facilities, Available Infrastructure and Owner’s Network is available to complete the Commissioning efforts in order to achieve Conditional Acceptance, including, but not limited to, access to sufficient portions of the track between Cocoa Beach and Orlando for the 125mph testing so that Commissioning may be undertaken. If any of the aforementioned is not available, a day for day extension shall be granted by Owner to Contractor for the completion of Conditional Acceptance. Owner reserves the right to change the coach consist of each Train i.e. quantity of select vs. smart coaches, so long as notice of the change of consist is provided to Contractor prior to the date that the coach interior materials are ordered by Contractor for the applicable coaches.

d) Section 19.3.1, Licensed Purposes, is hereby amended to add a new paragraph “(g)” as follows:

“(g) to utilize the Train Technical Specifications, diagrams and depictions of the Trains to produce or cause the production of model trains, or similar types of items, such as, but not limited to Lionel trains. Owner shall be allowed to grant a sublicense to the model train company for the exclusive purpose of producing model trains for the Owner. For avoidance of doubt, pictorial images of the Trains shall not be subject to Intellectual Property Rights. Contractor shall not be entitled to any royalties or other fees with respect thereto, unless Owner and Contractor agree to jointly participate in the production of such model trains subject to, inter alia, a sharing of costs with respect to the production thereof.

e) In partial consideration for Owner’s payment of the Acceleration Measures, in the event that Contractor utilizes all or a portion of the facilities encompassed within Acceleration Measures for construction of coaches other than those sold to Owner, Contractor shall pay to Owner the sum of $25,000 dollars per non/Owner coach, in excess of 4 coaches per month, for a period of fifteen (15) years. The payment shall be made, at Owner’s option, in the form of a royalty payment to Owner or a reduction in locomotive and coach maintenance costs due and owing from Owner to Contractor.

f) Owner is contemplating certain minor aesthetic design changes to the coach interiors, such as carpet color, seat color and table/tray color. Upon notice to Contractor given by Owner prior to the ordering of those materials, but no later than 4 months after LNTP date, Contractor will accommodate those aesthetic design changes at no additional cost, with no Change Orders, provided that those changes do not cost more than the materials currently used and availability of those materials does not impact the progress of the Contractor. Any such changes on the Phase 1 cars would be subject to a Change Order.

g) Contractor shall install in all Phase 2 Trains, and shall retrofit in all Phase 1 Trains, digital train line connectivity from coaches to locomotives (coach diagnostic screen to be installed in each locomotive cab). The installation in Phase 2 and the retrofit will be memorialized in a Change Order 8, and are included in the purchase price set forth in paragraph a above.

h) Exhibit 5 with respect to Phase 2 milestones is deleted and the attached Third Revised and Restated Exhibit 5 with respect to Phase 2 milestones is substituted in lieu thereof and the percentages therein apply to the remaining $250.0 million of the purchase price.

i) In Section 33.1.2 David C. Howard is deleted and Patrick Goddard is substituted in lieu thereof and the notice address for AAF is changed to 161 NW 6th ST, Suite 900, Miami, FL 33136.

j) For Exhibit 11, (Escalation Formula), as modified in Amendment 2, delete Exhibit 11, as modified in Amendment 2, in its entirety and replace it with the following revised and restated Exhibit 11, which is attached hereto and incorporated herein by reference.

k) In Section 5.2.6, “five (5) years” is deleted and replaced with “seven (7) years”.

1) Section 6.4, is modified to add an additional cause to require Contractor to submit a Parent Company Guarantee in the case that Owner’s lender requires the same as a condition for financing. The form and value of the Parent Company Guarantee, including adjustment in the Phase 2 purchase price, shall be negotiated between the Parties at such time when this condition is met.
3.              Full Force and Effect; Conflicts. This Amendment 3 shall be read in conjunction with the VTC, as previously amended, all terms and conditions of which shall continue to have full force and effect, except to the extent as varied by this Amendment 3. This Amendment 3 is executed in accordance with Section 45 of the VTC. In the event of any conflict or inconsistency between the terms of this Amendment 3 and the VTC, the terms of Amendment 3 will govern.

4.              Release. Effective upon full execution of this Amendment 3, the Parties, and all who may claim through or under the Parties, hereby irrevocably and unconditionally release and discharge each other from any and all claims related to delayed performances by either party for Phase 1.

5.             Collateral Assignment. Section 42.3 is modified to add “collateral assignment” as form of Security Interest that Owner is entitled to grant which Contractor agrees to execute upon agreement on the form of such assignment.

6.             Entire Agreement. This Amendment 3 supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Amendment and it contains the whole agreement between the parties relating to the subject matter of this Amendment 3 as of the date hereof.

7.             Counterparts. This Amendment 3 may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Amendment 3, it shall not be necessary to produce or account for more than one such counterpart.

In witness whereof, the parties hereto have caused this Amendment 3 to be executed by their duly authorized representatives as of the date first written above.

All Aboard Florida – Operations LLC	Siemens Industry, Inc.

By: /s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]
Signature	Signature

Patrick Goddard	Michael Cahill
Print Name	Print Name

President and Chief Operating Officer	President, Rolling Stock
Print Title	Print Title

/s/ [ILLEGIBLE]
Signature

Christopher Halleus
Print Name

Vice President, FBA, Rolling Stock
Print Title